Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Qwest Communications International Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-30123, 333-40050, 333-50061, 333-56323, 333-61725, 333-65345, 333-74622, 333-84877, 333-87246, 333-91424, 333-111923, 333-111924, 333-138364 and 333-153438) and the registration statement on Form S-3 (No. 333-156101) of Qwest Communications International Inc. (the Company) of our reports dated February 16, 2010, with respect to the consolidated balance sheets of Qwest Communications International Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ (deficit) equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of Qwest Communications International Inc.

Our report with respect to the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FASB Accounting Standards Codification (ASC) 740), effective January 1, 2007, and FASB Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (ASC 470), and FSP Emerging Issues Task Force 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (ASC 260), effective January 1, 2009.

KPMG LLP

Denver, Colorado

February 16, 2010